                                                 -----------------------------
                                                                  OMB APPROVAL
                                                 -----------------------------
                                                         OMB Number: 3235-0145
                                                 -----------------------------
                                                     Expires: October 31, 2002
                                                 -----------------------------
                                                      Estimated average burden
                                                  hours per response. . . 14.9
                                                 -----------------------------





                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                            Autonomy Corporation Plc
                       ----------------------------------
                                (Name of Issuer)


                                 Ordinary Shares
                       ----------------------------------
                         (Title of Class of Securities)


                                    05329Q105
                       ----------------------------------
                                 (CUSIP Number)


                                December 31, 2001
                       ----------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                 Rule 13d-1(b)
                 Rule 13d-1(c)
            X    Rule 13d-1(d)


-------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


-------------------------------------------- ---------------------------- ------------------------------------------
CUSIP NO. 05329Q105                                                       PAGE     2    OF     9    PAGES
                                                                               --------    --------
--------------------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Apax Scotland V LP

--------------------------------------------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [  ]
                                                                                                      (b) [  ]
--------------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Scotland

--------------------------------------------------------------------------------------------------------------------
   NUMBER OF
                        5.    SOLE VOTING POWER
     SHARES                   - 0 -
                        --------------------------------------------------------------------------------------
  BENEFICIALLY          6.    SHARED VOTING POWER
                              - 0 -
    OWNED BY            --------------------------------------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER
     EACH                     - 0 -
                        --------------------------------------------------------------------------------------
   REPORTING            8.    SHARED DISPOSITIVE POWER
                              - 0 -
   PERSON WITH          --------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          - 0 -
--------------------------------------------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                                                          [  ]
--------------------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
--------------------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
          PN
--------------------------------------------------------------------------------------------------------------------





--------------------------------------------------------------------------------------------------------------------
CUSIP NO. 05329Q105                                                       PAGE     3    OF     9    PAGES
                                                                               --------    --------
--------------------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Apax Scotland V Co Limited
--------------------------------------------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [  ]
                                                                                                      (b) [  ]
--------------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Scotland
--------------------------------------------------------------------------------------------------------------------
   NUMBER OF
                        5.    SOLE VOTING POWER
     SHARES                   - 0 -
                        --------------------------------------------------------------------------------------
  BENEFICIALLY          6.    SHARED VOTING POWER
                              - 0 -
    OWNED BY            --------------------------------------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER
     EACH                     - 0 -
                        --------------------------------------------------------------------------------------
   REPORTING            8.    SHARED DISPOSITIVE POWER
                              - 0 -
   PERSON WITH          --------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          - 0 -
--------------------------------------------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                                                          [  ]
--------------------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
--------------------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
          CO
--------------------------------------------------------------------------------------------------------------------





--------------------------------------------------------------------------------------------------------------------
CUSIP NO. 05329Q105                                                       PAGE     4    OF     9    PAGES
                                                                               --------    --------
--------------------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Apax Partners Limited
--------------------------------------------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [  ]
                                                                                                      (b) [  ]
--------------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          England
--------------------------------------------------------------------------------------------------------------------
   NUMBER OF
                        5.    SOLE VOTING POWER
     SHARES                   - 0 -
                        --------------------------------------------------------------------------------------
  BENEFICIALLY          6.    SHARED VOTING POWER
                              - 0 -
    OWNED BY            --------------------------------------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER
     EACH                     - 0 -
                        --------------------------------------------------------------------------------------
   REPORTING            8.    SHARED DISPOSITIVE POWER
                              - 0 -
   PERSON WITH          --------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          - 0 -
--------------------------------------------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                                                      [  ]
--------------------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
--------------------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
          CO
--------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------------------------------
CUSIP NO. 05329Q105                                                       PAGE     5    OF     9    PAGES
                                                                               --------    --------
--------------------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Apax Partners Holdings Limited
--------------------------------------------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [  ]
                                                                                                      (b) [  ]
--------------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          England
--------------------------------------------------------------------------------------------------------------------
   NUMBER OF
                        5.    SOLE VOTING POWER
     SHARES                   - 0 -
                        --------------------------------------------------------------------------------------
  BENEFICIALLY          6.    SHARED VOTING POWER
                              - 0 -
    OWNED BY            --------------------------------------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER
     EACH                     - 0 -
                        --------------------------------------------------------------------------------------
   REPORTING            8.    SHARED DISPOSITIVE POWER
                              - 0 -
   PERSON WITH          --------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          - 0 -
--------------------------------------------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                                                       [  ]
--------------------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
--------------------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
          CO
--------------------------------------------------------------------------------------------------------------------


                                               Page    6     of    9      Pages
                                                    --------    ---------


Item 1.       (a)  Name of Issuer:
                   Autonomy Corporation p.l.c. (the "Issuer")

              (b)  Address of Issuer's Principal Executive Offices:
                   Cambridge Business Park
                   Cowley Road
                   Cambridge, CB4 0WZ
                   UK

Item 2.       (a)  Name of Person Filing:

                   This Schedule 13 G is being filed jointly by (I) Apax Scotland V LP, a limited liability partnership organised under the laws of Scotland ("Apax Scotland LP"), (II) Apax Scotland V Co. Limited, a limited liability company organised under the laws of Scotland and the general partner of Apax Scotland LP ("Apax Scotland Company"), (III) Apax Partners Limited, a limited liability company organised under the laws of England and Wales and the Manager of each of the APAX Partnerships (as defined below) ("AVL"), and
                   (IV) Apax Partners Holdings Ltd, a limited liability company organised under the laws of England and Wales and the controlling stockholder of AVL and APAX Scotland Company ("AVL Holdings") .

                   The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other Reporting Person or Reporting Persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other Reporting Person.

                   Apax Scotland LP is the general partner of each of APAX UK V-A, L.P., a Delaware limited liability partnership ("APAX A") and APAX UK V-B, L.P., a limited liability partnership organised under the laws of England and Wales ("APAX B").

              (b)  Address of Principal Business Office or, if none, Residence:
                   15 Portland Place
                   London, W1B 1PT
                   England

              (c)  Citizenship:

                   APAX Scotland LP and APAX Scotland Company are organised under the laws of Scotland. APAX Partners Ltd and APAX Partners Holdings Ltd are organised under the laws of England and Wales. (d) Title of Class of Securities: (e) CUSIP Number:

              (d)  Title of Class of Securities:
                   Ordinary Shares

              (e)  CUSIP Number:
                   05329Q105

                                               Page    7     of    9      Pages
                                                    --------    ---------


Item 3.

          If this statement is filed pursuant to Rule 13d-1(b) or Rule 3d-2(b) or (c), check whether the person filing is a:

          (a)  [  ] Broker or dealer registered under Section 15 of the Act.

          (b)  [  ] Bank as defined in Section 3(a)(6) of the Act.

          (c)  [  ] Insurance company as defined in Section 3(a)(19) of the Act.

          (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

          (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

          (j)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                                               Page    8     of    9      Pages
                                                    --------    ---------



Item 4.   Ownership.
     (a)  Amount beneficially owned: _________NIL___________.

     (b)  Percent of class: ___________NIL______________.

     (c)  Number of shares such person has:

     (i)  Sole power to vote or to direct the vote ____NIL____.
    (ii)  Shared power to vote or to direct the vote _______NIL________.
   (iii)  Sole power to dispose or to direct the disposition of _____NIL_______.
    (iv)  Shared power to dispose or to direct the disposition of ______NIL____.

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7.   Identification and Classification of the Subsidiary Which
          Acquired the Security Being Reported on By the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

                                               Page    9     of    9      Pages
                                                    --------    ---------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      February 14, 2002
---------------------------------
           (Date)

APAX SCOTLAND V LP                         APAX SCOTLAND V CO LIMITED


BY: /s/ Adrian Beecroft                    BY: /s/ Peter Englander
   ------------------------------                  ----------------------------
           (Signature)                                    (Signature)

ADRIAN BEECROFT                                    PETER ENGLANDER
DIRECTOR                                           DIRECTOR
---------------------------------                  ----------------------------
          (Name/Title)                                   (Name/Title)




APAX PARTNERS LIMITED                      APAX PARTNERS HOLDINGS LIMITED


BY: /s/ Adrian Beecroft                    BY: /s/ Peter Englander
   ------------------------------                  ----------------------------
           (Signature)                                    (Signature)

ADRIAN BEECROFT                                    PETER ENGLANDER
DIRECTOR                                           DIRECTOR
---------------------------------                  ----------------------------
          (Name/Title)                                   (Name/Title)



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention:        Intentional  misstatements or omissions of fact constitute
                  Federal  criminal  violations (See 18 U.S.C. 1001)